ATTORNEYS AT LAW ONE DETROIT CENTER 500 WOODWARD AVENUE, SUITE 2700 DETROIT, MI 48226-3489 313.234.7100 TEL 313.234.2800 FAX foley.com
April 29, 2008
CLIENT/MATTER NUMBER 077879-0103

Cooper-Standard Automotive Inc.

39550 Orchard Hill Place Drive

Novi, Michigan 48375

Ladies and Gentlemen:

We have acted as counsel to Cooper-Standard Automotive Inc., an Ohio corporation (the “Company”), Cooper-Standard Holdings Inc., a Delaware corporation and the parent of the Company (“Holdings”), and certain subsidiaries of the Company named on Annex I attached hereto (the “Subsidiary Guarantors” and, collectively with Holdings, the “Guarantors”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to market-making transactions that may be effected from time to time by Goldman, Sachs & Co. with respect to the Company’s (i) $200,000,000 aggregate principal amount of 7% Senior Notes due 2012 (the “Senior Notes”) and the issuance by the Guarantors of guarantees (the “Senior Guarantees”) relating to the Senior Notes and (ii) $350,000,000 aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”) and the issuance by the Guarantors of guarantees (the “Senior Subordinated Guarantees” and, together with the Senior Guarantees, the “Guarantees”) relating to the Senior Subordinated Notes. The Senior Notes and the Senior Guarantees were issued under an Indenture, dated as of December 23, 2004, among the Company, the original Guarantors and Wilmington Trust Company, as Trustee (the “Trustee”), as amended by Supplemental Indenture No. 1 thereto, dated as of July 11, 2006 (as amended, the “Senior Indenture”). The Senior Subordinated Notes and Senior Subordinated Guarantees issued under an Indenture, dated as of December 23, 2004, among the Company, the original Guarantors and the Trustee, as amended by Supplemental Indenture No. 1 thereto, dated as of July 11, 2006 (as amended, the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”).

We have examined the Registration Statement and the Indentures. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indentures are the valid and legally binding obligations of the Trustee.

BOSTON BRUSSELS CENTURY CITY CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR	SAN FRANCISCO SHANGHAI SILICON VALLEY TALLAHASSEE TAMPA	TOKYO WASHINGTON, D.C.

Cooper-Standard Automotive Inc.
April 29, 2008

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Notes have been duly issued and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.
2.	The Guarantees have been duly issued, and constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their respective terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the States of North Carolina, Ohio and Texas, we have, with their or their successor’s permission, relied upon the opinions of: Moore & Van Allen PLLC; Shumaker, Loop & Kendrick, LLP; and Hughes & Luce, LLP, respectively, each dated as of April 15, 2005 and rendered in connection with the original issuance of the Notes and Guarantees.

We do not express any opinion herein concerning any law other than the law of the State of New York, the State of Michigan, the Delaware General Corporation Law and the Delaware Limited Liability Company Law and, to the extent set forth herein, the law of the States of North Carolina, Ohio and Texas.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Foley & Lardner LLP

Attachments

ANNEX I

SUBSIDIARY GUARANTORS

LEGAL NAME	JURISDICTION
Cooper-Standard Automotive FHS Inc.	Delaware
Cooper-Standard Automotive Fluid Systems Mexico Holding LLC	Delaware
Cooper-Standard Automotive NC L.L.C.	North Carolina
Cooper-Standard Automotive OH, LLC	Ohio
CSA Services Inc.	Ohio
NISCO Holding Company	Delaware
North American Rubber, Incorporated	Texas
StanTech, Inc.	Delaware
Sterling Investments Company	Delaware
Westborn Service Center, Inc.	Michigan